Exhibit 21.1

●	Koligo Therapeutics, Inc
●	Orgenesis CA, Inc
●	Orgenesis Belgium
●	Orgenesis Switzerland Sarl
●	MIDA Biotech BV
●	Orgenesis Italy SRL
●	Orgenesis Ltd
●	Orgenesis Austria GmbH